SHARE-BASED COMPENSATION PLAN
Effective June 2, 2016
(As Amended June 13, 2017)

Prophecy Development Corp.
(the “Company”)

SHARE-BASED COMPENSATION PLAN
(the “Plan”)

1.	PURPOSE OF THIS PLAN

1.1	Purpose of this Plan. The purpose of this Plan is to promote the interests and long-term success of the Company by:

(a)

furnishing certain Employees, directors, officers and Consultants of the Company, or its Subsidiaries, and other Persons as the CGCC may determine, with greater incentive to further develop and promote the business and financial success of the Company;

(b)	furthering the alignment of interests of Persons to whom Awards may be granted with those of the shareholders of the Company generally through a proprietary ownership interest in the Company; and

(c)	assisting the Company in attracting, retaining and motivating its Employees, directors, officers and Consultants.

The Company believes that these purposes may best be effected by granting Awards and affording such Persons an opportunity to acquire a proprietary interest in the Company.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions. In this Plan, unless there is something in the subject matter or context inconsistent therewith, capitalized words and terms will have the following meanings:

(a)	“2014 Plan” means the Company’s previous share-based compensation plan which was approved by the Company’s shareholders on June 19, 2014;

(b)	“Affiliate” means an affiliated company as defined in the Securities Act;

(c)	“Associate” means an associate as defined in the Securities Act;

(d)	“Award” means any Option, Bonus Share or Stock Appreciation Right granted under this Plan;

(e)

“Award Agreement” means (i) in respect of an Option, an Option Agreement; and (ii) in respect of any other Award, the written agreement, contract or other instrument or document evidencing the Award granted. Each Award Agreement shall be subject to the applicable provisions of this Plan and any other terms and conditions (not inconsistent with this Plan) determined by the CGCC;

(f)

“Blackout Period” means an interval of time during which the Company has determined that one or more Participants may not trade any securities of the Company because they may be in possession of undisclosed material information pertaining to the Company, or otherwise prohibited by law from trading any securities of the Company;

(g)	“Board of Directors” means the board of directors of the Company as constituted from time to time;

(h)	“Bonus Share” means any Common Share granted under Section 9 of this Plan;

(i)	“Business Day” means a day other than a Saturday, Sunday or a statutory or civic holiday in Vancouver, British Columbia;

(j)	“Cause” in respect of any Participant means:

(i)	if “Cause” is defined in an employment agreement between such Participant and the Company, the meaning of “Cause” as provided for in such employment agreement; and

(ii)

if “Cause” is not so defined, a circumstance that would entitle or require the Company, at law, to terminate the employment or services of such Participant at law without notice or compensation as a result of such termination;

(k)	“CGCC” means the Corporate Governance and Compensation Committee of the Board of Directors;

(l)	“Change in Control” means:

(i)

any transaction in which voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a Person or Persons different from the Persons holding those securities immediately prior to such transaction and the composition of the Board of Directors following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the number of directors comprising the Board of Directors following the transaction;

(ii)

any acquisition, directly or indirectly, by a Person or Related Group of Persons (other than a Person that is a registered dealer as described in Subsection 2.1(dd)(iii) of this Plan and other than the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities;

(iii)

any acquisition, directly or indirectly, by a Person or Related Group of Persons of the right to appoint a majority of the directors of the Company or the right or ability to otherwise directly or indirectly control the management, affairs and business of the Company;

(iv)	any sale, transfer or other disposition of all or substantially all of the assets of the Company;

(v)	a complete liquidation or dissolution of the Company; or

(vi)	any transaction or series of transactions involving the Company or any of its Affiliates that the Board of Directors, acting reasonably, deems to be a Change in Control;

provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company or any of its Affiliates, of voting securities of the Company or any of its Affiliates, or any rights to acquire voting securities of the Company or any of its Affiliates which are convertible into voting securities;

(m)

“Common Shares” means the common shares in the capital of the Company as constituted on the Effective Date, provided that if the rights of any Participant are subsequently adjusted pursuant to Section 18 hereof, “Common Shares” thereafter means the shares or other securities or property which such Participant is entitled to purchase after giving effect to such adjustment;

(n)	“Company” means Prophecy Development Corp. and includes any successor company thereto;

(o)	“Consultant” means any individual consultant, or a company or partnership of which the individual consultant is an employee, shareholder or partner (other than an Employee, director or officer) that:

(i)

is engaged, to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or any of its Affiliates other than services provided in relation to a distribution (as defined in the Securities Act);

(ii)	provides the services under a written contract between the Company or any of its Affiliates and the individual, company or partnership;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or any of its Affiliates; and

(iv)	has a relationship with the Company or any of its Affiliates that enables the individual to be knowledgeable about the business and affairs of the Company;

(p)	“Current Market Price” means:

(i)

in respect of Options, the volume weighted average trading price of the Common Shares as reported on the Stock Exchange for the five (5) trading days immediately preceding the day on which the Option is granted, or such greater amount as the CGCC may determine; provided, however, that the Exercise Price of an Option shall not be less than the minimum Exercise Price required by the applicable rules of the Stock Exchange;

(ii)	in respect of Bonus Shares, the most recent closing price of the Common Shares on the Stock Exchange immediately prior to the grant of the Bonus Shares; and

(iii)

in respect of Stock Appreciation Rights which are exercised: (A) the closing price of the Common Shares on the Stock Exchange on the date the notice of exercise in respect thereof is received by the Company, if such day is a Trading Day and the notice of exercise is received by the Company after regular trading hours; or (B) the closing price of the Common Shares on the Stock Exchange on the Trading Day immediately prior to the date the notice of exercise in respect thereof is received by the Company, if the notice of exercise is received by the Company during regular trading hours, or on a non-Trading Day;

(q)	“Effective Date” has the meaning ascribed thereto by Section 3 of this Plan;

(r)	“Eligible Person” means an Employee, director, officer or Consultant of the Company or any of its Subsidiaries;

(s)	“Employee” means:

(i)

an individual who is considered an employee of the Company or its Subsidiary under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)

an individual who works full-time for the Company or one of its Subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)

an individual who works for the Company or one of its Subsidiaries on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;

(t)

“Exercise Price” means the price per Common Share at which a Participant may purchase Common Shares pursuant to an Option, provided that if such price is adjusted pursuant to Section 18 of the Plan, “Exercise Price” thereafter means the price per Common Share at which such Participant may purchase Common Shares pursuant to such Option after giving effect to such adjustment;

(u)	“Expiry Date” has the meaning ascribed thereto by Subsection 8.2 of this Plan;

(v)	“Insider” means an insider as defined in the TSX Company Manual;

(w)	“Merger and Acquisition Transaction” means:

(i)	any merger;

(ii)	any acquisition;

(iii)	any amalgamation;

(iv)	any offer for shares of the Company which if successful would entitle the offeror to acquire all of the voting securities of the Company; or

(v)	any arrangement or other scheme of reorganization;

in each case that results in a Change in Control;

(x)

“Notice of Exercise” means the notice of exercise to be appended to each Option Agreement, which notice must be submitted, under, and in accordance with, the terms of the Option Agreement, to the Company by a Participant that wishes to exercise any of his or her Options under this Plan;

(y)	“Option Agreement” means an agreement evidencing an Option, entered into by and between the Company and an Eligible Person;

(z)

“Options” means stock options granted hereunder to purchase Common Shares from the Company, pursuant to the terms and conditions hereof and as evidenced by an Option Agreement and “Option” means any one of them;

(aa)	“Participant” means an Eligible Person to whom an Award has been granted;

(bb)	“Person” means and includes an individual, corporation, partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not;

(cc)	“Plan” means this Share-Based Compensation Plan, as the same may from time to time be supplemented or amended and in effect;

(dd)	“Related Group of Persons” means:

(i)	Persons and any one or more of their respective Associates and Affiliates; and

(ii)	any two or more Persons who have an agreement, commitment or understanding, whether formal or informal, with respect to:

(A)	the acquisition of or the intention to acquire, directly or indirectly, beneficial ownership of, or control and direction over, Voting Shares; or

(B)

the exercise of voting rights attached to the securities of the Company beneficially owned by such Persons, or over which such Persons have control and direction, on matters regarding the appointment of directors or control of the management, affairs and business of the Company;

(iii)

notwithstanding Subsection 2.1(dd)(ii)(A) above, a registered dealer acting solely in an agency capacity for a person or Related Group of Persons in connection with the acquisition of beneficial ownership of, or control and direction over, securities of the Company, and not executing principal transactions for its own account or performing services beyond customary dealer’s functions, shall not be deemed solely by reason of such agency relationship to be a related person for the purposes of the definition of Related Group of Persons;

(ee)	“SAR Exercise Price” has the meaning ascribed thereto in Subsection 10.3;

(ff)

“SAR Fair Market Value” means, for the purpose of determining the SAR Exercise Price for any StockAppreciation Right, unless otherwise determined by the CGCC in their discretion, the trading price at which the Common Shares traded on the Stock Exchange as of close of market on the day immediately prior to the date such Stock Appreciation Right is granted;

(gg)	“Securities Act” means the Securities Act (Ontario);

(hh)	“Stock Appreciation Right” has the meaning ascribed thereto in Subsection 10.1;

(ii)

“Stock Exchange” means such stock exchange or other organized market on which the Common Shares are principally listed or posted for trading from time to time, and which, for greater certainty, is the TSX as at the Effective Date;

(jj)	“Subsidiary” means a subsidiary as defined in the Securities Act;

(kk)	“Trading Day” means any day on which the Stock Exchange is open for regular securities trading business;

(ll)	“TSX” means the Toronto Stock Exchange; and

(mm)	“Voting Shares” means a security of the Company that:

(i)	is not a debt security; and

(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

2.2	Interpretation. In this Plan, except as otherwise expressly provided:

(a)	any reference in this Plan to a designated “Section” or “Subsection” is a reference to the designated Section or Subsection of this Plan;

(b)	the recitals hereto are incorporated into and form part of this Plan;

(c)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Section(s) or Subsection(s) of this Plan;

(d)	the headings are for convenience only and do not form a part of this Plan and are not intended to interpret, define or limit the scope, extent or intent of this Plan;

(e)

words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include any other gender, the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto;

(f)	unless otherwise provided, all amounts are stated and are to be paid in Canadian dollars;

(g)	where the time for doing an act falls or expires on a day which is not a Business Day, the time for doing such act is extended to the next Business Day; and

(h)

unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or regulation.

3.	EFFECTIVE DATE OF PLAN

The effective date (the “Effective Date”) of this Plan is June 2, 2016.

4.	ADMINISTRATION OF PLAN

4.1

Administration of Plan. The Board of Directors may at any time appoint the CGCC to, among other things, interpret, administer and implement this Plan on behalf of the Board of Directors in accordance with such terms and conditions as the Board of Directors may prescribe, consistent with this Plan (provided that if at any such time such a committee has not been appointed by the Board of Directors, this Plan will be administered by the Board of Directors, and in such event references herein to the CGCC shall be construed to be references to the Board of Directors). The Board of Directors will take such steps that in its opinion are required to ensure that the CGCC has the necessary authority to fulfill its functions under this Plan.

4.2

Powers of the CGCC. The CGCC is authorized, subject to the provisions of this Plan and the rules and policies of the Stock Exchange, to establish from time to time such rules and regulations, make such determinations and to take such steps in connection with this Plan as in the opinion of the CGCC are necessary or desirable for the proper administration of this Plan. For greater certainty, without limiting the generality of the foregoing, the CGCC will have the power, where consistent with the general purpose and intent of this Plan and subject to the specific provisions of this Plan and any approvals or requirements of any regulatory authorities to which the Company is subject, including the Stock Exchange:

(a)

to delegate such duties and powers as the CGCC may see fit with respect to this Plan (including, for greater certainty, the powers set out in Subsections 4.2(c) through (q) below, pursuant to guidelines approved by the CGCC, and in such event and in respect of those powers so delegated, references herein to the CGCC shall be construed to be references to those Persons to whom such powers have been so delegated);

(b)

to interpret and construe this Plan and any Award Agreement and to determine all questions arising out of this Plan and any Award Agreement, and any such interpretation, construction or determination made by the CGCC will be final, binding and conclusive for all purposes;

(c)	to determine Persons who are Eligible Persons;

(d)	to grant Awards to Eligible Persons;

(e)	to determine the type or types of Awards to be granted to each Eligible Person;

(f)	to determine the time or times when Awards will be granted;

(g)	to determine the number of Common Shares covered by each Award (or the then method by which payments or other rights are to be determined in connection therewith);

(h)

to determine whether, to what extent and under what circumstances Awards may be exercised in cash, Common Shares, other securities, other Awards or other property, or cancelled, forfeited or suspended;

(i)	to enter into an Award Agreement evidencing each Award which will incorporate such terms as the CGCC in its discretion deems consistent with this Plan;

(j)	to prescribe the form of the instruments relating to the grant, exercise and other terms and conditions of an Award;

(k)	to determine the Exercise Price for each Option, subject to Subsection 8.1 of this Plan;

(l)	to determine the time or times when Options will vest and be exercisable and to determine when it is appropriate to accelerate when Options otherwise subject to vesting may be exercised;

(m)

to determine if the Common Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option, including, where applicable, the endorsement of a legend on any certificate representing Common Shares acquired on the exercise of any Option to the effect that such Common Shares may not be offered, sold or delivered except in compliance with the applicable securities laws and regulations of Canada, the United States and any other applicable country and if any rights or restrictions exist they will be described in the applicable Option Agreement;

(n)	to determine the expiration date for each Option, subject to Section 8;

(o)

to take such steps and require such documentation from each Eligible Person which in its opinion are necessary or desirable to ensure compliance with the rules and regulations of the Stock Exchange and all applicable laws;

(p)

to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the provisions of the laws of Canada, the United States and other countries in which the Company or its Affiliates may operate to ensure the viability and maximization of the benefits from the Awards granted to Participants residing in such countries and to meet the objectives of this Plan; and

(q)	to do all such other matters as provided for herein.

Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations and other decisions under or with respect to this Plan or any Award shall be within the sole discretion of the CGCC, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

5.	SHARES AVAILABLE FOR AWARDS

5.1

Common Shares Available. Subject to adjustment as provided in Section 18 and the applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Stock Exchange, the aggregate number of Common Shares issuable pursuant to Awards granted under this Plan, plus the aggregate number of Common Shares issuable pursuant to outstanding stock options granted under the 2014 Plan, shall not exceed 1,077,849. Common Shares available under this Plan may be used for any Option, Bonus Share or Stock Appreciation Right.

5.2

Accounting for Awards. For purposes of Subsection 5.1 and subject to Subsection 5.4, if an Award entitles the holder thereof to receive or purchase Common Shares, the number of Common Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Common Shares available for granting Awards under this Plan as follows:

(a)	every Common Share subject to an Option shall be counted as one Common Share for every Common Share subject to such Option;

(b)	every Common Share that may be issued on account of a Bonus Share shall be counted as one Common Share for every Common Share that may be issued on account of such Bonus Share; and

(c)

every Common Share that may be issued on account of a Stock Appreciation Right shall be counted as one Common Share for every Common Share that may be issued on account of such Stock Appreciation Right.

5.3

Other Accounting for Awards. If an outstanding Award for any reason expires or is terminated or cancelled without having been exercised or settled in full, or if Common Shares acquired pursuant to an Award are forfeited, the Common Shares shall again be available for issuance under this Plan. Common Shares shall not be deemed to have been issued pursuant to this Plan with respect to any portion of an Award that is settled in cash.

5.4	No Fractional Shares. No fractional Common Shares may be purchased or issued under this Plan.

6.	GRANT OF AWARDS

Subject to the rules set out below, the CGCC (or in the case of any proposed Participant who is a member of the CGCC, the Board of Directors) may from time to time grant to any Eligible Person one or more Awards as the CGCC deems appropriate. A Participant, who holds any Award at the time of granting an Award, may hold more than one type of Award.

6.1	Date Award Granted. The date on which an Award will be deemed to have been granted under this Plan will be the date on which the CGCC authorizes the grant of such Award.

6.2

Number of Common Shares under Award Grant. Subject to complying with all requirements of the Stock Exchange and the provisions of this Plan, the number of Common Shares that may be issued or purchased under any Award will be determined and fixed by the CGCC at the date of grant.

6.3	Maximum Award Grant. There are no maximum Award grant limits under this Plan for individuals or Insiders in the aggregate.

6.4

Award Agreements. Each Award will be evidenced by an Award Agreement which incorporates such terms and conditions as the CGCC in its discretion deems appropriate and consistent with the provisions of this Plan (and the execution and delivery by the Company of an Award Agreement with a Participant shall be conclusive evidence that such Award Agreement incorporates terms and conditions determined by the CGCC and is consistent with the provisions of this Plan). Each Award Agreement will be executed by the Participant to whom the Award is granted and on behalf of the Company by any member of the CGCC or any officer of the Company or such other Person as the CGCC may designate for such purpose.

7.	ELIGIBILITY

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Person shall receive an Award and the terms of any Award, the CGCC may take into account the nature of the services rendered or to be rendered by the respective Eligible Person, their present and potential contributions to the success of the Company or such other factors as the CGCC, in its discretion, deems relevant. In the case of Awards granted to Employees or Consultants, the CGCC and the recipient of the Award(s) shall ensure and confirm that the recipient is a bona fide Employee or Consultant, as the case may be.

8.	OPTIONS

8.1

Exercise Price. The Exercise Price per Common Share under each Option shall be the volume weighted average trading price of the Common Shares as reported on the Stock Exchange for the five (5) trading days immediately preceding the day on which the Option is granted, or such greater amount as the CGCC may determine; provided, however, that the Exercise Price of an Option shall not be less than the Current Market Price calculated on the Award date.

8.2	Term of Options. Subject to Subsection 8.3 and to the requirements of the Stock Exchange, each Option will expire (the “Expiry Date”) on the earlier of:

(a)

the date determined by the CGCC and specified in the Option Agreement pursuant to which such Option is granted, provided that such date may not be later than the earlier of: (i) the date which is the tenth anniversary of the date on which such Option is granted, and (ii) the latest date permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Stock Exchange;

(b)

in the event the Participant ceases to be an Eligible Person for any reason, other than the death of the Participant or the termination of the Participant for Cause, such period of time after the date on which the Participant ceases to be an Eligible Person as may be specified by the CGCC, which date shall not exceed 90 days following the termination of the Participant’s employment with the Company, or in the case of Options granted to a director, officer or a Consultant, 90 days following the Participant ceasing to be a director, officer or a Consultant, unless the CGCC otherwise determines, and which period will be specified in the Option Agreement with the Participant with respect to such Option;

(c)	in the event of the termination of the Participant as an officer, Employee or Consultant of the Company or a Subsidiary for Cause, the date of such termination;

(d)

in the event that a director is subject to any order, penalty or sanction by an applicable securities regulatory authority which relates to such director’s activities in relation to the Company, and the CGCC determines that such director’s Options should be cancelled, the date of such determination;

(e)

in the event of the death of a Participant prior to: (i) the Participant ceasing to be an Eligible Person; or (ii) the date which is the number of days specified by the CGCC pursuant to subparagraph (b) above from the date on which the Participant ceased to be an Eligible Person, the date which is one year after the date of death of such Participant or such earlier date as may be specified by the CGCC and which period will be specified in the Option Agreement with the Participant with respect to such Option; and

(f)

notwithstanding the foregoing provisions of subparagraphs (b), (c), (d) and (e) of this Subsection 8.2, the CGCC may, subject to Section 17 and to regulatory approval, at any time prior to the expiry of an Option, extend the period of time within which an Option may be exercised by a Participant who has ceased to be an Eligible Person, but such an extension shall not be granted beyond the original expiry date of the Option as provided for in subparagraph (a) above.

8.3

Blackout Extension. Where the Expiry Date for an Option occurs during a Blackout Period, the Expiry Date for such Option shall be extended to the date which is ten Business Days following the end of such Blackout Period, provided that, the Expiry Date for an Option will not be extended if the Eligible Person or the Company is subject to a cease trade order (or similar order under securities laws) in respect of the Company’s securities.

8.4

Vesting and Exercise of Options and Other Restrictions. Options will vest according to the terms of the Option Agreement under which they are granted. Subject to the provisions of this Plan, the CGCC may impose such limitations or conditions on the exercise or vesting of any Option as the CGCC in its discretion deems appropriate, including limiting the number of Common Shares for which any Option may be exercised during any period as may be specified by the CGCC so long as the requirements of the Stock Exchange in regards to exercise or vesting are met. The number of Common Shares for which such Option may be exercised in any period will be specified in the Option Agreement with respect to such Option.

8.5

Ceasing to Vest. Except as determined from time to time by the CGCC, all Options will cease to vest as at the date upon which the Participant ceases to be an Eligible Person (which, in the case of an Employee or Consultant of the Company or its Subsidiaries, shall be the date on which active employment or engagement, as applicable, with the Company or its Subsidiaries terminates, specifically without regard to any period of reasonable notice or any salary continuance).

8.6

Accelerated Vesting of Options Upon Death. Notwithstanding Subsection 8.5 above, in the event of the death of a Participant prior to the Participant ceasing to be an Eligible Person, all Options of such Participant shall become immediately vested.

8.7

Exercise of Options. Each Option Agreement will provide that the Option granted thereunder may be exercised only by a Notice of Exercise delivered to the Company and signed by the Participant, or the legal representative or committee or attorney, as the case may be (the “Legal Representative”), of the Participant, and accompanied by full payment for the Common Shares being purchased. Such consideration may be paid in any combination of the following: bank draft, certified cheque or wire transfer.

As soon as practicable after any exercise of an Option, a certificate or certificates will be delivered by the Company to the Participant or the Legal Representative of the Participant representing the Common Shares in respect of which such Option is exercised.

8.8

Hold Periods. Options and any Common Shares issued on the exercise of the Options may be subject to resale restrictions under securities laws and, where appropriate, will be legended with applicable resale restrictions.

9.	SHARE BONUS PLAN

The CGCC shall have the right to issue, or reserve for issuance, for no cash consideration, to any Eligible Person, as compensation or a discretionary bonus, any number of Common Shares (“Bonus Shares”) as the CGCC may determine. The price at which such Bonus Shares are issued shall be equal to the Current Market Price.

10.	STOCK APPRECIATION RIGHTS PLAN

10.1

Stock Appreciation Rights. The CGCC shall have the right to grant to any Eligible Person stock appreciation rights (“Stock Appreciation Rights”), with the specific terms and conditions thereof to be as provided in this Plan and in the Award Agreement entered into in respect of such grant.

10.2	Exercise. A Stock Appreciation Right shall entitle the Participant to receive from the Company the number of Common Shares, disregarding fractions, as determined on the following basis:

Number of Common Shares	=	Number of Stock Appreciation Rights x (Current Market Price – SAR Exercise Price) / Current Market Price, less any amount withheld on account of income taxes

10.3

SAR Exercise Price. The exercise price per Common Share under each Stock Appreciation Right (“SAR Exercise Price”) shall be the fair market value of the Common Shares, expressed in terms of money, as determined by the CGCC, in its sole discretion, provided that such price may not be less than the SAR Fair Market Value or such other minimum price as may be permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Stock Exchange.

10.4

Necessary Approvals. The obligation of the Company to issue and deliver any Stock Appreciation Rights pursuant to an Award made under this Section 10, or to deliver any Common Shares pursuant to the exercise thereof, will be subject to all necessary approvals of any applicable securities regulatory authority and the Stock Exchange.

11.	GENERAL TERMS OF AWARDS

11.1	Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the CGCC and required by applicable law.

11.2

Awards May Be Granted Separately or Together. Awards may, in the discretion of the CGCC, be granted either alone or in addition to, in tandem with any other Award or any award granted under any plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

11.3

Restrictions, Securities Exchange Listing. All Common Shares or other securities delivered under this Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the CGCC may deem advisable under this Plan, applicable Canadian provincial, or foreign securities laws and regulatory requirements, and applicable corporate law, and the CGCC may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Common Shares or other securities to reflect such restrictions. If the Common Shares or other securities are traded on the Stock Exchange, the Company shall not be required to deliver any Common Shares or other securities covered by an Award unless and until such Common Shares or other securities have been admitted for trading on the Stock Exchange.

11.4

Income Tax. With respect to any other Award granted to a Participant employed in Canada, the CGCC shall have the right, but not the obligation, to take account of Canadian income tax considerations in determining the terms and conditions of the Award or any other amendment thereto.

12.	CHANGE IN STATUS

A change in the status, office, position or duties of a Participant from the status, office, position or duties held by such Participant on the date on which the Award was granted to such Participant will not result in the termination of the Award granted to such Participant provided that such Participant remains an Eligible Person.

13.	NON-TRANSFERABILITY OF AWARDS

Each Award Agreement will provide that the Award granted thereunder is not transferable or assignable to anyone other than by will or by the laws governing the devolution of property, to the Participant’s executor, administrator or other personal representative in the event of death of the Participant.

14.	REPRESENTATIONS AND COVENANTS OF PARTICIPANTS

14.1	Representations and Covenants. Each Award Agreement will be deemed to contain representations and covenants of the Participant that:

(a)	the Participant is a bona fide Employee, director, officer or Consultant of the Company or its Subsidiaries or a Person otherwise determined as an Eligible Person under this Plan by the CGCC;

(b)	the Participant has not been induced to enter into such Award Agreement by the expectation of employment or continued employment with the Company or its Subsidiaries;

(c)

the Participant is aware that the grant of the Award and the issuance by the Company of Common Shares thereunder are exempt from the obligation under applicable securities laws to file a prospectus or other registration document qualifying the distribution of the Awards or the Common Shares to be distributed thereunder under any applicable securities laws;

(d)

upon each exercise of an Award, the Participant, or the Legal Representative of the Participant, as the case may be, will, if requested by the Company, represent and agree in writing that the Person is, or the Participant was, an Employee, director, officer or Consultant of the Company or its Subsidiaries or a Person otherwise determined as an Eligible Person under this Plan by the CGCC and has not been induced to purchase the Common Shares by expectation of employment or continued employment with the Company or its Subsidiaries, and that such Person is not aware of any commission or other remuneration having been paid or given to others in respect of the granting of the Award; and

(e)

if the Participant or the Legal Representative of the Participant exercises an Award, the Participant or the Legal Representative, as the case may be, will, prior to and upon any sale or disposition of any Common Shares purchased pursuant to the exercise of an Award, comply with all applicable securities laws and all applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Stock Exchange, and will not offer, sell or deliver any of such Common Shares, directly or indirectly, in the United States or to any citizen or resident of, or any company, partnership or other entity created or organized in or under the laws of, the United States, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source, except in compliance with the securities laws of the United States.

14.2

Provisions Relating to Common Share Issuances under an Award Agreement. Each Award Agreement will contain such provisions as in the opinion of the CGCC are required to ensure that no Common Shares are issued on the exercise of an Award unless the CGCC is satisfied that the issuance of such Common Shares will be exempt from all registration or qualification requirements of applicable securities laws and will be permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Stock Exchange. In particular, if required by any regulatory authority to which the Company is subject, including the Stock Exchange, an Award Agreement may provide that shareholder approval to the grant of an Award must be obtained prior to the exercise of the Award or to the amendment of the Award Agreement.

15.	WITHHOLDING TAX

The Participant will be solely responsible for paying any applicable taxes (for greater certainty includes any tax under the Income Tax Act (Canada), and any other applicable tax statute or regulation) arising from the grant, vesting or exercise of any Award and payment is to be made in a manner satisfactory to the Company. Notwithstanding the foregoing, the Company will have the right to withhold from any Award or any Common Shares issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant, an amount equal to any such taxes.

16.	CONDITIONS

Notwithstanding any of the provisions of this Plan or in any Award Agreement, the Company’s obligation to issue Common Shares to a Participant pursuant to the exercise of an Award or the granting of any Award will be subject to, if applicable:

(a)

completion of such registration or other qualification of such Common Shares or to the approval of such governmental authority as the Company may determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; and

(b)

the receipt from the Participant of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Company or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

17.	SUSPENSION, AMENDMENT OR TERMINATION OF PLAN

17.1

Suspension, Amendment or Termination of Plan. Subject to the provisions of this Plan (including, but not limited to, Subsection 17.2) and the requirements of the Stock Exchange, the CGCC will have the right at any time to suspend, amend or terminate this Plan, including, but not limited to, the right:

(a)	with approval of shareholders of the Company, by ordinary resolution, to make any amendment to any Award Agreement or this Plan; and

(b)	without approval of shareholders of the Company to make the following amendments to any Award Agreement or this Plan:

(i)	amendments of a clerical nature, including, but not limited to, the correction of grammatical or typographical errors or clarification of terms;

(ii)	amendments to reflect any requirements of any regulatory authorities to which the Company is subject, including the Stock Exchange;

(iii)	amendments to vesting provisions of Awards;

(iv)	extend the term of any Award held by non-Insiders of the Company;

(v)

prior to the expiry of an Option, extend the period of time within which an Option may be exercised by a Participant who has ceased to be an Eligible Person, but such an extension shall not be granted beyond the original Expiry Date of the Option; and

(vi)	reduce the exercise price per Common Share under any Award held by non-Insiders of the Company or replace such Award with a lower exercise price per Common Share under such replacement Award.

Notwithstanding the foregoing, all procedures and necessary approvals required under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Stock Exchange, shall be complied with and obtained in connection with any such suspension, termination or amendment to this Plan or amendments to any Award Agreement.

17.2	Limitations. In exercising its rights pursuant to Subsection 17.1, the CGCC will not have the right to:

(a)

without obtaining prior approval of shareholders (which must be disinterested shareholder approval) and except as permitted pursuant to Section 18, (i) extend the term of an Award held by an Insider of the Company; or (ii) reduce the exercise price per Common Share under any Award held by an Insider of the Company; or (iii) cancel any Award held by an Insider and replace such Award within three months of the cancellation;

(b)

affect in a manner that is adverse or prejudicial to, or that impairs, the benefits and rights of any Participant under any Award previously granted under this Plan (except as permitted pursuant to Section 18 and except for the purpose of complying with applicable securities laws or the bylaws, rules and regulations of any regulatory authority to which the Company is subject, including the Stock Exchange);

(c)	decrease the number of Common Shares which may be purchased pursuant to any Award (except as permitted pursuant to Section 18) without the consent of such Participant;

(d)	set the Exercise Price of any Options below the Current Market Price of such Options on the date of grant;

(e)	set the SAR Exercise Price of any Stock Appreciation Rights below the SAR Fair Market Value of such Stock Appreciation Rights on the date of grant;

(f)

set the exercise price of any Award below the Current Market Price (or below such other minimum price as may be permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Stock Exchange) of such Award on the date of grant;

(g)	increase the exercise price at which Common Shares may be purchased pursuant to any Award (except as permitted pursuant to Section 18) without the consent of such Participant;

(h)

extend the term of any Option beyond a period of ten years or the latest date permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Stock Exchange; or

(i)	grant any Award if this Plan is suspended or has been terminated.

17.3

Powers of CGCC Survive Termination. The full powers of the CGCC as provided for in this Plan will survive the termination of this Plan until all Awards have been exercised or settled in full or have otherwise expired.

18.	ADJUSTMENTS

18.1

Adjustments. Subject to the provisions of this Plan, appropriate adjustments to this Plan and to Awards shall be made, and shall be conclusively determined, by the CGCC to give effect to adjustments in the number of Common Shares resulting from subdivisions, consolidations, substitutions, or reclassifications of the Common Shares, the payment of share dividends by the Company (other than dividends in the ordinary course) or other changes in the capital of the Company or from a Merger and Acquisition Transaction. Any dispute that arises at any time with respect to any such adjustment will be conclusively determined by the CGCC, and any such determination will be binding on the Company, the Participant and all other affected parties.

18.2	Merger and Acquisition Transaction. Subject to the provisions of this Plan, in the event of a Merger and Acquisition Transaction or proposed Merger and Acquisition Transaction:

(a)

the CGCC shall, in an appropriate and equitable manner, determine any adjustment to the number and type of Common Shares (or other securities or other property) that thereafter shall be made the subject of Awards;

(b)	the CGCC shall, in an appropriate and equitable manner, determine the number and type of Common Shares (or other securities or other property) subject to outstanding Awards;

(c)

the CGCC shall, in an appropriate and equitable manner, determine the exercise price with respect to any Award; provided, however, that the number of securities covered by any Award or to which such Award relates shall always be a whole number;

(d)

the CGCC shall, in an appropriate and equitable manner, determine the manner in which all unexercised rights granted under this Plan will be treated including, without limitation, requiring the acceleration of the time for the exercise of such rights by the Participants, the time for the fulfillment of any conditions or restrictions on such exercise, and the time for the expiry of such rights;

(e)

the CGCC, or any company which is or would be the successor to the Company, or which may issue securities in exchange for Common Shares upon the Merger and Acquisition Transaction becoming effective, may offer any Participant the opportunity to obtain a new or replacement Award over any securities into which the Common Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Common Shares under the Award and the exercise price (and otherwise substantially upon the terms of the Award being replaced, or upon terms no less favourable to the Participant) including, without limitation, the periods during which the Award may be exercised and the expiry date; and in such event, the Participant shall, if he or she accepts such offer, be deemed to have released his or her Award over the Common Shares and such Award shall be deemed to have lapsed and be cancelled; and

(f)

the CGCC may commute for or into any other security or any other property or cash, any Award that is still capable of being exercised, upon giving to the Participant to whom such Award has been granted at least 30 days’ written notice of its intention to commute such Award, and during such period of notice, the Award, to the extent it has not been exercised, may be exercised by the Participant without regard to any vesting conditions attached thereto, and on the expiry of such period of notice, the unexercised portion of the Award shall lapse and be cancelled.

Subsections (a) through (f) of this Subsection 18.2 may be utilized independently of, successively with, or in combination with each other and Subsection 18.1, and nothing therein contained shall be construed as limiting or affecting the ability of the CGCC to deal with Awards in any other manner. All determinations by the CGCC under this Section 18 will be final, binding and conclusive for all purposes.

18.3	Cancellation. The CGCC may, in its sole discretion:

(a)	Cancel without consideration, any or all outstanding Awards that are out of the money; or

(b)	(i) pay to the holders of any or all outstanding Awards that are in the money and otherwise vested, in cash, the value of such Awards based upon their intrinsic value; or

(ii) exchange the Award with the holders of any or all outstanding Awards that are in the money and otherwise vested, for the same consideration to be received by shareholders of the Company in such events contemplated in Subsection 18.1, based upon the intrinsic value of the Award.

18.4

No Limitation. For greater certainty, the grant of any Awards will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction.

18.5

No Fractional Shares. No adjustment or substitution provided for in this Section 18 will require the Company to issue a fractional share in respect of any or other Awards and the total substitution or adjustment with respect to each Award will be limited accordingly.

19.	GENERAL

19.1

No Rights as Shareholder. For greater certainty, nothing herein or otherwise shall be construed so as to confer on any Participant any rights as a shareholder of the Company with respect to any Common Shares reserved for the purpose of any Award.

19.2

No Effect on Employment. For greater certainty, nothing in this Plan or any Award Agreement will confer upon any Participant any right to continue in the employ of or under contract with the Company or its Subsidiary or affect in any way the right of the Company or any such Subsidiary to terminate his or her employment at any time or terminate his or her consulting contract, nor will anything in this Plan or any Award Agreement be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any such Subsidiaries to extend the employment of any Participant beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or its Subsidiaries or any present or future retirement policy of the Company or its Subsidiaries, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Company or its Subsidiaries. Neither any period of notice nor any payment in lieu thereof upon termination of employment shall be considered as extending the period of employment for the purposes of this Plan.

19.3

No Fettering of Directors’ Discretion. For greater certainty, nothing contained in this Plan will restrict or limit or be deemed to restrict or limit the right or power of the Board of Directors in connection with any allotment and issuance of Common Shares which are not allotted and issued under this Plan including, without limitation, with respect to other compensation arrangements.

19.4

No Representation or Warranty. The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of this Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Awards or the Common Shares issuable thereunder or the tax consequences to a Participant. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of each Participant and not the Company.

19.5

Applicable Law. Other than for the limited purpose of defining certain terms as specified and contained in Section 2.1 of this Plan, this Plan and any Award Agreement granted hereunder will be governed, construed and administered in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.